Exhibit 10.1

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT, dated as of April 28, 2004 (this “Agreement”), between Cybex International, Inc. (“Cybex”), a New York corporation, and UM Holdings, Ltd. (“UM Holdings”), a New Jersey corporation.

WHEREAS, a judgment in the Kirila litigation (herein generally referred to as the “Kirila Matter”) has been entered in the Pennsylvania Superior Court, Mercer County (the “Court”) against Cybex and Peter Haines and Arthur W. Hicks, Jr., who were officers of Trotter, Inc., a former wholly-owned subsidiary of UM Holdings which was acquired by Cybex in 1997;

WHEREAS, such judgment is in the amount of 2,452,783 (the “Judgment Amount”) and Cybex believes this judgment to be in error both in amount and on its merits;

WHEREAS, in order to appeal such judgment, Cybex must post security with the Court in the amount of 120% of the Judgment Amount, which security Cybex intends to satisfy by delivering a letter of credit (the “Wachovia LC”) issued by Wachovia Bank in the amount of $2,945,722 (the Wachovia LC, and any addition to or replacement of the Wachovia LC, being herein collectively referred to as the “Security’); and

WHERAS, given its substantial investment in Cybex, and given certain assurances to be contained herein, UM Holdings is willing to obtain and provide the guarantee and collateral required for the issuance of the Security;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Cybex and UM Holdings hereby agree as follows:

SECTION 1.01. Agreement to Reimburse. Cybex hereby unconditionally agrees to reimburse and guarantees payment to UM Holdings for all amounts UM Holdings might incur in connection with UM Holdings’ agreement to obtain and provide a guarantee and collateral regarding the Security, specifically including but not limited to any payment UM Holdings might be required to make in connection with a draw on the Wachovia LC or similar instruments provided as the Security, interest paid by UM Holdings on the Security, any bank or third party fees, attorney fees (to the extent such are reasonable) and all other reasonable fees or expenses paid by UM Holdings on behalf of Cybex with regard to the Security. Any obligation of Cybex to make a payment to UM Holdings pursuant to this Section 1.01 is herein referred to as a “Reimbursement Obligation.”

SECTION 1.02. Manner of Reimbursement. Upon the occurrence of any payment obligation which, if paid by UM Holdings, would result in a Reimbursement Obligation, UM Holdings shall first approach Cybex and request that Cybex make the required payment. If Cybex in unable or unwilling to do so or if the circumstances are such that UM Holdings believes it needs to make such payment, UM Holdings may make such payment, in which event a Reimbursement Obligation has occurred. Once UM Holdings makes such required payment, UM Holdings shall give Cybex written notice of and the details regarding such payment, and Cybex agrees to reimburse UM Holdings for the full amount of such payment within ten (10) days of receiving such notice from UM Holdings. All payments under this Agreement shall be made without defense, set-off or counterclaim and in immediately available funds and delivered to the account of UM Holdings specified by UM Holdings from time to time.

SECTION 1.03 Subordination. (a) Notwithstanding any contrary provision contained herein, the right of UM Holdings to receive any payment with respect to a Reimbursement Obligation is junior and subordinate to the Senior Debt (as defined below). Except with the prior written consent of all holders of the Senior Debt, any Reimbursement Obligation shall constitute subordinated indebtedness of Cybex, and Cybex will not make, and UM Holdings will not accept, any payment of current interest or principal thereon until the Senior Debt shall have been indefeasibly paid in full. If UM Holdings receives any payment in violation of this Section 1.03, it will hold such payment in trust for the holders of the Senior Debt. Upon the request of the holders of the Senior Debt, Cybex and UM Holdings will enter into a subordination agreement in form and substance satisfactory to such holders, consistent with this Section 1.03.

(b) The term “Senior Debt” as utilized herein refers to all present and future indebtedness (whether principal, interest (including without limitation, interest accruing after the commencing of a bankruptcy proceeding by or against Cybex), fees, collection costs, expenses, liabilities, obligations (including, without limitation, letter of credit reimbursement obligations), and other amounts now or hereafter owing by Cybex, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, liquidated or unliquidated, whether now existing or hereafter arising, pursuant to or arising out of (x) the Financing Agreement, between Cybex and the CIT Group/Business Credit, Inc., dated as of July 16, 2003 (as the same may be amended, renewed, extended or supplemented from time to time), and (y) the Financing Agreement, between Cybex and Hilco Capital, LP, dated as of July 16, 2003 (as the same may be amended, renewed, extended or supplemented from time to time).

SECTION 1.04. Fees. In exchange for arranging the placement of the Security, Cybex agrees to pay to UM Holdings a fee of four percent (4%) per annum of the face amount of the Security, such fee to be paid on a quarterly basis for so long as the Security arranged by UM Holdings remains in place.

SECTION 1.05. Change in Control. In the course of negotiating any of the following events, Cybex agrees to disclose this Agreement and to make any of the following events conditional upon the complete and full reimbursement, release and replacement of UM Holdings obligations under this Agreement: any transfer or transfers of the capital stock or other ownership interests of Cybex, or in the event of the issuance of additional stock or ownership interests, which: (a) results in the ownership of forty percent (40%) or more of Cybex being different than on the date hereof (exclusive of changes caused by the conversion of the Cybex Preferred Stock by UM Holdings or its subsidiaries); or (b) results in any change in the management or control of Cybex. Even if UM Holdings approves a particular transaction, such shall not have the effect of releasing Cybex from any liability for the payment of indebtedness incurred in connection with this Agreement.

SECTION 2.01. Representations and Warranties of Cybex. In order to induce UM Holdings to enter into this Agreement, Cybex makes each of the following representations and warranties to UM Holdings and its assignees, all of which shall survive the execution and delivery of this Agreement:

(a) Organizational Status. Cybex is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Cybex has all requisite corporate power and authority to own its properties and assets and to engage in the business in which it is currently engaged. Cybex is duly qualified or authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified or authorized, except where the failure to be so qualified or authorized would not have a material adverse effect.

(b) Organizational Power and Authority. Cybex has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Cybex, enforceable against Cybex in accordance with its terms.

SECTION 3.01 Remedies. Subject to the provisions of Section 1.03 above, if a Reimbursement Obligation occurs and if such Reimbursement Obligation remains unpaid ten (10) days after Cybex has been given notice of such Reimbursement Obligation, then Cybex shall be in default of this Agreement. To the extent permissible under its current debt obligations, upon the occurrence of a default in this Agreement, UM Holdings shall be entitled to take whatever steps it deems necessary to end all guaranty on the Security regardless of the effect of such actions on Cybex and UM Holdings and its assignees shall have all the rights and remedies provided by law

SECTION 3.02 Remedies are Cumulative. No failure on the part of UM Holdings and its assignees to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by UM Holdings or any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law or in equity.

SECTION 3.03 Rights of UM Holdings. In addition to all rights given to UM Holdings and its assignees by this Agreement, UM Holdings shall have all the rights and remedies of a creditor under any applicable law.

SECTION 4.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.01):

(a)	If to UM Holdings:

UM Holdings Ltd.
56 Haddon Avenue
Haddonfield, N.J. 08033
Telecopier: (856) 354-2216
Attention: President

(b)	If to Cybex:

Cybex International, Inc.
10 Trotter Drive
Medway, MA 02053
Telecopier: (508) 533-5500
Attention: Chief Financial Officer

SECTION 4.02. Benefit; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that Cybex may not assign its rights and obligations under this Agreement without the express written consent of UM Holdings, which consent may be granted or withheld in the sole reasonable judgement of UM Holdings. UM Holdings may assign its rights and obligations under this Agreement.

SECTION 4.03. Expenses. All parties shall pay their own costs and expenses (including attorneys’ fees and expenses) associated with this Agreement and the transactions contemplated hereby.

SECTION 4.04. Amendment. This Agreement and any provision hereof may be amended only by a written instrument executed by the party or parties to be bound thereby.

SECTION 4.05. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF NEW YORK.

SECTION 4.06. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section 4.06.

SECTION 4.07. No Third Party Beneficiaries. No person or entity other than a party hereto and such party’s permitted successors and assigns shall have any rights or remedies under this Agreement.

SECTION 4.08. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 4.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.11. Obligations Unimpared. The obligations and undertakings of Cybex under this Agreement shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to the following: (a) the waiver by UM Holdings of the observance or performance by Cybex of any of the obligations or undertakings contained in this Agreement; (b) the extension of the time for payment of any amount owing or payable or the performance of any other obligation under this Agreement, or the extension or the renewal of any thereof; (c) the modification or amendment (whether material or otherwise) of, or the release (whether by operation of the law or otherwise) of Cybex from, any obligation or undertaking set forth in this Agreement; (d) any failure, omission, delay or lack on the part of UM Holdings to enforce, assert or exercise any right, power or remedy conferred on it in the Agreement against Cybex, or any action on the part of UM Holdings granting to Cybex indulgence or extension in any form; or (e) any other cause, whether similar or dissimilar to the foregoing.

IN WITNESS WHEREOF, UM Holdings and Cybex have caused this Agreement to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

UM HOLDINGS, LTD.

By	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chairman and Chief Executive Officer

CYBEX INTERNATIONAL, INC.

By	/s/ Arthur W. Hicks, Jr.
Name:	Arthur W. Hicks, Jr.
Title:	Chief Financial Officer